UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2023

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9669 Hermosa Avenue Rancho Cucamonga, California	91730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 596-8600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 3, 2023, Pure Bioscience, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (“Lenders”) pursuant to which the Company issued the Lenders convertible promissory notes (the “Notes”, collectively with the Note Purchase Agreement, the “Notes Documents”) with an aggregate principal balance of $1,015,000 (the “Private Placement”).The Notes Documents provide for subsequent closings for an aggregate offering size of $1.8 million in principal balance.

The Notes Documents provided that the interest to the Lender shall accrue at the rate of 7.55%, compounded annually. The Maturity Date (as defined in the Notes) of the Notes is the third-year anniversary of the date of issuance, or such earlier date as the Notes provide.

Conversion. All or any portion of the principal amount of the Note, plus accrued and unpaid interest, is convertible at any time, in whole or in part, at a Lender’s or the Company’s option, into shares of the Company’s common stock at a conversion price equal to the 30-day volume-weighted average price of the Company’s common stock as reported on the market or exchange on which the Company’s common stock is listed or quoted for trading (the “VWAP”) on the date of conversion on the last trading day prior to the date of conversion, provided that such conversion price is at least $0.15 per share and less than or equal to $0.23 per share, subject to certain customary adjustments. Additionally, at any time following July 3, 2024, the holders of a majority of the outstanding principal balance under the Notes may elect specified in writing to convert all of the Notes at a conversion price equal to the VWAP, provided that the conversion price is equal to at least $0.15 per share, subject to certain customary adjustments.

Further, in the event of certain corporate transactions, all outstanding principal and unpaid accrued interest due on such Notes shall be automatically converted into conversion shares on the trading day immediately prior to the closing date of such corporate transaction. The number of shares to be issued upon such conversion shall be based on the VWAP on the last trading day prior to the public announcement of the execution of the definitive documents with respect to such transaction.

Events of Default. The Notes Documents provide for certain events of default that are typical for a transaction of this type, including, among other things, default in the payment of principal or interest for more than 30 days, the Company’s making an assignment for the benefit of creditors, within 15 days after the commencement of bankruptcy proceedings against the Company, or breach of certain covenants described below.

Covenants. The Company will be subject to certain customary covenants regarding the current public information, reservation of adequate share reserve, and maintenance of intellectual property rights, among other customary matters.

Messrs. Tom Y. Lee and Ivan Chen, each members of the Company’s Board of Directors (the “Board”) invested $1,000,000 and $15,000 respectively in the Private Placement, through affiliates or directly. The disinterested members of the Board approved the Private Placement.

Additional Information

The form of Note and Note Purchase Agreement are attached hereto as Exhibit 4.1 and 10.1, respectively, and are incorporated herein by reference. The foregoing description of the Private Placement and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The form of Note and Note Purchase Agreement have been included to provide investors and security holders with information regarding their terms. The documents are not intended to provide any other factual information about the Company. The Notes Documents contain representations, warranties, covenants and indemnities customary for similar transactions. Such representations, warranties, covenants and indemnities are being made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, may in some cases be made solely for the allocation of risk between the parties and may be subject to limitations agreed upon by the contracting parties.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03 of this Current Report to the extent required.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02 of this Current Report to the extent required. The Notes, and the shares of the Company’s common stock issuable upon conversion or in payment thereof, are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereof, for the sale of securities not involving a public offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Convertible Promissory Note.
10.1	Form of Note Purchase Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: July 10, 2023	By:	/s/ Robert Bartlett
Robert Bartlett
President and Chief Executive Officer (Principal Executive Officer)